Exhibit 99.1

NEWS RELEASE CONTACTS: Rex P. Doyle, Chief Executive Officer 281-419-3742 / rdoyle@1epic.com Mike Kinney, Chief Financial Officer 281-419-3742 / mkinney@1epic.com

EPiC ENTERS INTO AMENDED AGREEMENT WITH DEBENTURE HOLDERS

March 2, 2009 — Houston, TX — EPiC Energy Resources, Inc. (OTCBB: EPCC) (“EPiC”), a provider of engineering, management consulting, training and data management services to the energy industry, today announced the company has successfully entered into an Amendment Agreement with certain holders of its 10% Secured Debentures.

The current debenture holders have agreed to the revised terms maintaining the face value of the notes and the existing 10% interest rate along with both the Company and the holders agreeing to waive any known defaults and penalties, including those associated with the delay in making the December 2008 payment.

“This is an important step for Epic in that we worked closely with a number of our large debt holders to craft a revised agreement that is good for Epic shareholders while also providing the security and returns for our senior debt holders. Having this Amended Agreement in place will allow us to continue to focus on delivering quality projects for clients while also managing our costs in a tough market environment,” stated Rex P. Doyle, Chief Executive Officer.

About EPiC

EPiC Energy Resources is a Houston-based integrated energy services company.  EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure.  Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company.  EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although EPiC Energy Resources (“EPiC”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions, availability of capital to pursue its business plan and service its debt, and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC’s SEC filings.  EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

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